This AMENDMENT TO SECURITY AGREEMENT is made this 1st day of
October, 1996 by and between MEDIQ/PRN Life Support Services, Inc. (the "Pledgor"), and Summit Bank f/k/a United Jersey Bank as collateral agent (the "Collateral Agent") and as trustee for the noteholders (and defined in the Indenture) under the Indenture (as defined herein).

                                  BACKGROUND

            A. The Pledgor and the Trustee are parties to that certain Indenture dated July 6, 1992, as amended by Supplemental Indentures dated September 30, 1994 and October 1, 1996 (collectively, the "Indenture").

            B. Under the terms of the Indenture, the Pledgor and the Collateral Agent are parties to a Security Agreement dated as of July 6, 1992.

            C. The Pledgor and the Trustee have executed today the Second Supplemental Indenture. Pursuant to the Second Supplemental Indenture, certain amendments need to be made to the Security Agreement so that it conforms to the Indenture as modified. Accordingly, the Pledgor and the Collateral Agent agree to amend the Security Agreement as set forth herein.

            D. Capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Indenture or the Security Agreement, as appropriate.

            NOW THEREFORE, the foregoing Background being incorporated herein by reference, the parties hereto agree as follows:

                                   AMENDMENT

            1. Section 5(b) of the Security Agreement is hereby amended by adding the following clause (3) to the end of such Section as follows:

                  "; and (3) liens expressly subordinate to the Liens in favor of the Collateral Agent created under this Agreement and otherwise permitted under the Indenture."

            2. Section 5(c) of the Security Agreement is hereby amended by deleting the last sentence of such Section and replacing it with the following:

            "So long as the Secured Obligations remain unpaid, Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Pledged Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by Pledgor or granted and filed in connection with of a Permitted Encumbrance."

            3. Except as expressly amended hereby, the Security Agreement shall remain in full force and effect according to its terms.

            4. This Amendment to Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts together constitute one and the same instrument.

            5. This Amendment to Security Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Security Agreement to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.

                                    MEDIQ/PRN LIFE SUPPORT
                                      SERVICES, INC.


                                    By: /s/ Jay M. Kaplan
                                       ----------------------------------
                                       Its: Chief Financial Officer


                                    SUMMIT BANK f/k/a UNITED
                                      JERSEY BANK, as COLLATERAL AGENT


                                    By: /s/ Donna J. Flanagan
                                       ----------------------------------
                                       Its: